Exhibit 99.1

Delta Apparel Appoints Simone Walsh as Chief Financial Officer

GREENVILLE, S.C., November 30, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, announced today that its Board of Directors has appointed Simone Walsh as the Company’s Vice President, Chief Financial Officer & Treasurer. Deborah Merrill submitted her resignation, but has agreed to continue working with the Company on an orderly transition of her responsibilities to Ms. Walsh through January 22, 2022.

Ms. Walsh, age 49, has most recently served as Vice President – Deputy Controller of Novelis Inc., since September 2020. Prior to that, she served as Chief Accounting Officer, Controller and principal accounting officer of PRGX Global, Inc. from April 2019 to September 2020 and as Vice President – Finance from August 2017 to April 2019. Ms. Walsh worked as a consultant for Steele Consulting from October 2016 to July 2017 leading a tax and divestiture process for certain operations of Cable & Wireless Communication Limited to a U.S. public company. Prior to that, Ms. Walsh served as the Senior Director – Finance, Home Services for The Home Depot, Inc. from January 2015 to April 2016 and as the Senior Director – Tax from 2012 until 2014. Ms. Walsh has also held other leadership and senior financial positions with various other companies and began her career as a public accountant, working at both Ernst & Young and Deloitte. Ms. Walsh holds a Bachelor of Commerce degree from the University of Wollongong (Australia) and a Master of Business (Accounting and Finance) from the University of Technology Sydney (Australia). Ms. Walsh is both an Australian and British Chartered Accountant.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are delighted to have Simone join our team. She has extensive expertise in accounting, finance, operations and global strategy. In addition, her international business experience combined with a deep understanding of tax strategies will be of great benefit to propel the Company in its continued growth and profitability.”

Mr. Humphreys commented, “On behalf of the entire Board and management team, I would like to thank Deb for her dedication and valuable contributions during her 23-year career at Delta Apparel. Deb has played a significant role in improving our financial and operational performance. We wish her the best in her future endeavors and are pleased that she will remain with the Company into 2022.”

The Company and Mr. Humphreys have agreed to extend the term of his existing employment agreement through the filing of the Company’s fiscal 2024 Annual Report on Form 10-K and have agreed to enter into a formal amendment in the near future.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Glenda Cooper, 864-232-5200 x6608
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

Released November 30, 2021